As filed with the Securities and Exchange Commission on July 30, 2019

No. 333-51348

No. 333-100955

No. 333-132205

No. 333-139450

No. 333-155219

No. 333-158624

No. 333-163138

No. 333-171361

No. 333-178168

No. 333-186383

No. 333-206522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-51348

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-100955

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132205

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-139450

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-155219

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-158624

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163138

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171361

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-178168

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186383

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206522

UNDER

THE SECURITIES ACT OF 1933

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1460811
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Margaret M. Madden Vice President and Secretary
Array BioPharma Inc.	Array BioPharma Inc.
3200 Walnut Street	3200 Walnut Street
Boulder, Colorado 80301 (303) 381-6600	Boulder, Colorado 80301 (303) 381-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

AMENDED AND RESTATED ARRAY BIOPHARMA INC. STOCK OPTION AND INCENTIVE PLAN

ARRAY BIOPHARMA INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

With a copy to:

Edward D. Herlihy, Esq.

David K. Lam, Esq.

Brandon C. Price, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Array BioPharma Inc., a Delaware corporation (“Array”), on Form S-8 (collectively, the “Registration Statements”).

•

Registration No. 333-51348, filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 6, 2000, covering an aggregate of 5,941,463 shares of common stock, par value $0.001, of Array (“Common Stock”), issuable under the Amended and Restated Stock Option and Incentive Plan (the “Plan”), and an aggregate of 800,000 shares of Common Stock, issuable under the Employee Stock Purchase Plan (the “ESPP”);

•

Registration No. 333-100955, filed with the Commission on November 4, 2002, covering an aggregate of 2,750,000 shares of Common Stock, issuable under the Plan, and an aggregate of 400,000 shares of Common Stock, issuable under the ESPP;

•	Registration No. 333-132205, filed with the Commission on March 3, 2006, covering an aggregate of 4,870,432 shares of Common Stock, issuable under the Plan;
•	Registration No. 333-139450, filed with the Commission on December 18, 2006, covering an aggregate of 450,000 shares of Common Stock, issuable under the ESPP;
•	Registration No. 333-155219, filed with the Commission on November 7, 2008, covering an aggregate of 600,000 shares of Common Stock, issuable under the ESPP;
•	Registration No. 333-158624, filed with the Commission on April 17, 2009, covering an aggregate of 4,445,519 shares of Common Stock, issuable under the Plan;
•	Registration No. 333-163138, filed with the Commission on November 16, 2009, covering an aggregate of 600,000 shares of Common Stock, issuable under the ESPP;
•

Registration No. 333-171361, filed with the Commission on December 22, 2010, covering an aggregate of 2,822,787 shares of Common Stock, issuable under the Plan, and an aggregate of 600,000 shares of Common Stock, issuable under the ESPP;

•

Registration No. 333-178168, filed with the Commission on November 23, 2011, covering an aggregate of 5,258,337 shares of Common Stock, issuable under the Plan, and an aggregate of 600,000 shares of Common Stock, issuable under the ESPP;

•

Registration No. 333-186383, filed with the Commission on February 1, 2013, covering an aggregate of 14,062,967 shares of Common Stock, issuable under the Plan, and an aggregate of 600,000 shares of Common Stock, issuable under the ESPP; and

•	Registration No. 333-206522, filed with the Commission on August 21, 2015, covering an aggregate of 600,000 shares of Common Stock, of Array, issuable under the ESPP.

On July 30, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of June 14, 2019 (the “Merger Agreement”), by and among Array, Pfizer Inc., a Delaware corporation (“Pfizer”), and Arlington Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pfizer (“Purchaser”), Purchaser merged with and into Array, with Array surviving as a wholly owned subsidiary of Pfizer.

As a result of the transactions contemplated in the Merger Agreement, Array has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. Array, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this day of July 30, 2019.*

ARRAY BIOPHARMA INC.

By:	/s/ Margaret M. Madden
	Name:	Margaret M. Madden
	Title:	Director, Secretary and Vice President

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.